News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	February 20, 2014
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2013

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2013.

Operating Results for the Three Months Ended December 31, 2013

For the three months ended December 31, 2013, net income allocable to our common shareholders was $243.7 million or $1.41 per diluted common share, compared to $209.5 million or $1.22 per diluted common share for the same period in 2012,  representing an increase of $34.2 million or $0.19 per diluted common share.  This increase is due primarily to (i) a $38.1 million increase in self-storage net operating income and (ii) a $12.0 million reduction in income allocated to preferred shareholders due to redemptions, offset by (iii) a $16.3 million increase in depreciation and amortization associated with acquired real estate facilities.

Our self-storage net operating income increased $38.1 million in the three months ended December 31, 2013 as compared to the same period in 2012, including $24.7 million for our Same Store Facilities and $13.4 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.4% or $22.0 million in the quarter ended December 31, 2013 as compared to the same period in 2012, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities decreased by 2.6% or $2.7 million in the quarter ended December 31, 2013 as compared to the same period in 2012, due primarily to lower advertising and selling costs offset partially by higher snow removal and property tax expense.    The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 145 self-storage facilities from third parties since January 2012.

Operating Results for the Year Ended December 31, 2013

For the year ended December 31, 2013, net income allocable to our common shareholders was $844.7 million or $4.89 per diluted common share, compared to $669.7 million or $3.90 per diluted common share for the same period in 2012, representing an increase of $175.0  million or $0.99 per diluted common share.  This increase is due primarily to (i) a $124.6 million increase in self-storage net operating income, (ii) a $68.9 million reduction in income allocated to preferred shareholders due to redemptions,  including our equity share of PSB, (iii) an $8.2 million increase from foreign currency exchange gains, offset partially by (iv) a $29.6 million increase in depreciation and amortization associated with acquired real estate facilities.

Our self-storage net operating income increased $124.6 million in the year ended December 31, 2013 as compared to the same period in 2012, including $93.0 million for our Same Store Facilities and $31.6 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.3% or $86.5 million in the year ended December 31, 2013 as compared to the same period in 2012, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities decreased by 1.3% or $6.5 million in the year ended December 31, 2013 as compared to the same period in 2012, due primarily to lower repairs and maintenance and advertising and selling costs, offset partially by higher snow removal and property tax expense.   The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 145 self-storage facilities from third parties since January 2012.

Funds from Operations

For the three months ended December 31, 2013, funds from operations (“FFO”) was $2.13 per diluted common share, as compared to $1.86 for the same period in 2012, representing an increase of $0.27 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the year ended December 31, 2013, FFO was $7.53 per diluted common share, as compared to $6.31 for the same period in 2012, representing an increase of $1.22 per share.

In addition to FFO, we often discuss “Core FFO” per share which is also a non-GAAP measure that represents FFO per share, adjusted to exclude the impact of (i) foreign currency exchange gains and losses, consisting of a  gain of $7.8 million and $17.1 million for the three months and year ended December 31, 2013, respectively (a  gain of $11.4 million and $8.9 million for the same periods in 2012), (ii) the impact of EITF D-42, including our equity share from PSB, representing charges totaling $12.0 million and $68.9 million, respectively, for the three months and year ended December 31, 2012 (none for the same periods in 2013) and (iii) other items. We believe Core FFO is a helpful measure in understanding our ongoing earnings and cash flow.  We also believe that the analyst community, likewise, reviews our Core FFO and Core FFO per share (or similar measures using different terminology).  Core FFO is not a substitute for net income, earnings per share or cash flow from operations.  Because other real estate investment trusts (“REITs”) may not compute Core FFO in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2013	2012	Change	2013	2012	Change

FFO per share	$2.13	$1.86	14.5%	$7.53	$6.31	19.3%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange gain	(0.05)	(0.07)		(0.10)	(0.05)
Application of EITF D-42	-	0.07		-	0.40
Other items	-	-		0.01	0.02
Core FFO per share	$2.08	$1.86	11.8%	$7.44	$6.68	11.4%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2011 and therefore provide meaningful comparisons for 2012 and 2013.  The following table summarizes the historical operating results of these 1,949 facilities (122.8 million net rentable square feet) that represent approximately 88% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2013.

Selected Operating Data for the Same Store Facilities (1,949 facilities) (unaudited):
	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2013	2012	Change	2013	2012	Change

	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$411,601	$391,000	5.3%	$1,619,533	$1,536,517	5.4%
Late charges and administrative fees	20,932	19,489	7.4%	83,761	80,281	4.3%
Total revenues (a)	432,533	410,489	5.4%	1,703,294	1,616,798	5.3%

Cost of operations:
Property taxes	27,586	26,295	4.9%	160,027	152,191	5.1%
On-site property manager payroll	21,772	23,050	(5.5)%	97,563	98,326	(0.8)%
Supervisory payroll (b)	7,678	7,540	1.8%	33,766	33,306	1.4%
Repairs and maintenance	8,193	8,371	(2.1)%	34,110	37,362	(8.7)%
Snow removal	1,609	530	203.6%	5,291	2,717	94.7%
Utilities	8,525	8,428	1.2%	36,387	36,370	0.0%
Advertising and selling expense	4,833	7,538	(35.9)%	27,083	38,871	(30.3)%
Other direct property costs (c)	12,041	12,791	(5.9)%	49,340	50,361	(2.0)%
Allocated overhead (d)	7,998	8,393	(4.7)%	35,411	35,956	(1.5)%
Total cost of operations (a)	100,235	102,936	(2.6)%	478,978	485,460	(1.3)%
Net operating income (e)	$332,298	$307,553	8.0%	$1,224,316	$1,131,338	8.2%

Gross margin	76.8%	74.9%	2.5%	71.9%	70.0%	2.7%

Weighted average for the period:
Square foot occupancy (f)	93.0%	92.1%	1.0%	93.3%	91.9%	1.5%
Realized annual rental income per:
Occupied square foot (g)	$14.41	$13.83	4.2%	$14.13	$13.61	3.8%
Available square foot (“REVPAF”) (g)	$13.40	$12.73	5.3%	$13.19	$12.51	5.4%
Weighted average at December 31:
Square foot occupancy				91.8%	91.4%	0.4%
Annual contract rent per occupied square foot (h)				$15.02	$14.43	4.1%
(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	Supervisory payroll expense represents compensation paid to management personnel who directly and indirectly supervise on-site property managers.
(c)

Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, business license costs, bank charges related to processing the properties’ cash receipts, credit card fees, and the cost of operating each property’s rental office including supplies and telephone data communication lines.

(d)

Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expenses).

(e)	See attached reconciliation of Same Store NOI to operating income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.
(g)

Realized annual rent per occupied square foot is computed by dividing annualized rental income,  before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(h)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2013	$409,604	$420,146	$441,011	$432,533	$1,703,294
2012	$388,499	$399,725	$418,085	$410,489	$1,616,798

Total cost of operations:
2013	$131,358	$122,587	$124,798	$100,235	$478,978
2012	$134,411	$125,126	$122,987	$102,936	$485,460

Property taxes:
2013	$44,758	$44,031	$43,652	$27,586	$160,027
2012	$43,142	$42,051	$40,703	$26,295	$152,191

Repairs and maintenance, including snow removal expenses:
2013	$10,824	$9,086	$9,689	$9,802	$39,401
2012	$12,235	$10,443	$8,500	$8,901	$40,079

Advertising and selling expense:
2013	$7,453	$6,412	$8,385	$4,833	$27,083
2012	$10,531	$10,586	$10,216	$7,538	$38,871

REVPAF:
2013	$12.67	$13.02	$13.65	$13.40	$13.19
2012	$12.01	$12.37	$12.93	$12.73	$12.51

Weighted average realized annual rent per occupied square foot:
2013	$13.79	$13.85	$14.46	$14.41	$14.13
2012	$13.30	$13.39	$13.90	$13.83	$13.61

Weighted average occupancy levels:
2013	91.9%	94.0%	94.4%	93.0%	93.3%
2012	90.3%	92.4%	93.0%	92.1%	91.9%

Investing and Capital Activities

During the three months ended December 31, 2013, we acquired 89 storage facilities with approximately 5.6 million net rentable square feet located in California, Colorado, Florida, Georgia, North Carolina, South Carolina, Texas, and Virginia for approximately $765 million.  This brings our total acquisitions for the year to 121 facilities for approximately $1.16  billion (8 million net rentable square feet).

During the three months ended December 31, 2013, we completed one new development facility adding 105,000 net rentable square feet at a cost of approximately $17 million.  For the year ended December 31, 2013, we added 614,000 net rentable square feet from new development and expansion facilities for approximately $85 million.

As of December 31, 2013, we had development and expansion projects which will add approximately 1.8 million net rentable square feet of storage space at a total cost of approximately $196 million.  A total of $52.3  million in costs were incurred through December 31, 2013, with the remaining costs expected to be incurred primarily in 2014.

In December 2013, we borrowed $700 million under a one-year term loan from our bank and $50.1 million on our credit facility to fund the acquisitions noted above.  During January 2014, we repaid the balance outstanding on our credit facility and $100 million of the term loan.

On January 28, 2014, our joint venture partner in Shurgard Europe acquired 51% of the loan receivable from Shurgard Europe at face value of €158.6 million ($216.2 million) in cash.

Distributions Declared

On February 20, 2014, our Board of Trustees declared a regular common quarterly dividend of $1.40 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 31, 2014 to shareholders of record as of March 14, 2014.

Fourth Quarter Conference Call

A conference call is scheduled for February 21, 2014 at 10:00 a.m. (PST) to discuss the fourth quarter earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 35113503).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through March 7, 2014 by calling (800)  585-8367 (domestic) or (404)  537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 35113503.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2013,  we had interests in 2,200 self-storage facilities located in 38 states with approximately 141 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 29.7 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at December 31, 2013.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012,  our Form 10-K for the year ended December 31, 2013 expected to be filed on or before March 3, 2014, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating Revenues:
Self-storage facilities	$480,664	$439,077	$1,849,883	$1,718,865
Ancillary operations	32,847	30,617	131,863	123,639
	513,511	469,694	1,981,746	1,842,504

Operating Expenses:
Self-storage cost of operations	114,205	110,728	524,086	517,641
Ancillary cost of operations	10,193	9,107	41,075	38,263
Depreciation and amortization	108,927	92,586	387,402	357,781
General and administrative	16,691	12,720	66,679	56,837
	250,016	225,141	1,019,242	970,522

Operating income	263,495	244,553	962,504	871,982

Other income (expense):
Interest and other income	5,872	5,435	22,577	22,074
Interest expense	(1,822)	(4,486)	(6,444)	(19,813)
Equity in earnings of unconsolidated real estate entities	18,566	15,233	57,579	45,586
Gain on disposition of real estate investments	4,065	-	4,233	1,456
Foreign currency exchange gain	7,801	11,357	17,082	8,876
Income from continuing operations	297,977	272,092	1,057,531	930,161
Discontinued operations	-	471	-	12,874
Net income	297,977	272,563	1,057,531	943,035
Allocation to noncontrolling interests	(1,408)	(1,192)	(5,078)	(3,777)
Net income allocable to Public Storage shareholders	296,569	271,371	1,052,453	939,258
Allocation of net income to:
Preferred shareholders - distributions	(51,908)	(48,969)	(204,312)	(205,241)
Preferred shareholders - redemptions	-	(12,019)	-	(61,696)
Restricted share units	(912)	(840)	(3,410)	(2,627)
Net income allocable to common shareholders	$243,749	$209,543	$844,731	$669,694

Per common share:
Net income per common share – Basic	$1.42	$1.23	$4.92	$3.93
Net income per common share – Diluted	$1.41	$1.22	$4.89	$3.90
Weighted average common shares – Basic	171,768	170,868	171,640	170,562
Weighted average common shares – Diluted	172,798	171,982	172,688	171,664

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$19,169	$17,239

Operating real estate facilities:
Land and buildings, at cost	12,286,256	11,033,819
Accumulated depreciation	(4,098,814)	(3,738,130)
	8,187,442	7,295,689
Construction in process	52,336	36,243
Investments in unconsolidated real estate entities	856,182	735,323
Goodwill and other intangible assets, net	246,854	209,374
Loan receivable from unconsolidated real estate entity	428,139	410,995
Other assets	86,144	88,540
Total assets	$9,876,266	$8,793,403

LIABILITIES AND EQUITY
Borrowings on bank credit facility	$50,100	$133,000
Term loan	700,000	-
Notes payable	88,953	335,828
Accrued and other liabilities	218,358	201,711
Total liabilities	1,057,411	670,539

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 142,500 shares issued (in series) and outstanding (113,500 at December 31, 2012), at liquidation preference	3,562,500	2,837,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 171,776,291 shares issued and outstanding (171,388,286 shares at December 31, 2012)	17,178	17,139
Paid-in capital	5,531,034	5,519,596
Accumulated deficit	(318,482)	(279,474)
Accumulated other comprehensive loss	(500)	(1,005)
Total Public Storage shareholders’ equity	8,791,730	8,093,756
Noncontrolling interests	27,125	29,108
Total equity	8,818,855	8,122,864
Total liabilities and equity	$9,876,266	$8,793,403

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 163 facilities (8.7 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2011 and therefore provide meaningful comparisons for 2012 and 2013.  These 163 facilities represent approximately 86% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (163 facilities) (unaudited):	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2013	2012	Change	2013	2012	Change

	(Dollar amounts in thousands, utilizing constant exchange rates (a))

Rental income, late charges and administrative fees	$49,333	$49,350	(0.0)%	$190,673	$194,275	(1.9)%
Cost of operations	19,773	19,054	3.8%	80,295	79,994	0.4%
Net operating income	$29,560	$30,296	(2.4)%	$110,378	$114,281	(3.4)%

Gross margin	59.9%	61.4%	(2.4)%	57.9%	58.8%	(1.5)%

Weighted average for the period:
Square foot occupancy (b)	82.8%	82.0%	1.0%	81.2%	83.1%	(2.3)%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (c)	$27.04	$27.37	(1.2)%	$26.65	$26.56	0.3%
Available square foot (“REVPAF”) (c)	$22.39	$22.45	(0.3)%	$21.64	$22.07	(1.9)%

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.361	1.361	-	1.328	1.328	-
Actual historical exchange rates	1.361	1.297	4.9%	1.328	1.285	3.3%
(a)

In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three months and year ended December 31, 2012 have been restated using the actual exchange rates for the three months and year ended December 31, 2013.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.
(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Computation of FFO per Share:

Net income	$297,977	$272,563	$1,057,531	$943,035
Adjust for amounts not included in FFO:
Depreciation and amortization, including amounts in discontinued operations	108,927	92,586	387,402	358,103
Depreciation from unconsolidated real estate investments	19,689	18,693	75,458	75,648
Gains on sale of real estate investments, including our equity share	(3,952)	(505)	(4,120)	(14,778)
FFO allocable to equity holders	422,641	383,337	1,516,271	1,362,008
Less allocation of FFO to:
Noncontrolling equity interests	(1,936)	(1,878)	(7,275)	(6,828)
Preferred shareholders - distributions	(51,908)	(48,969)	(204,312)	(205,241)
Preferred shareholders - redemptions	-	(12,019)	-	(61,696)
Restricted share unitholders	(1,371)	(1,257)	(5,173)	(4,247)
FFO allocable to common shares (a)	$367,426	$319,214	$1,299,511	$1,083,996
Diluted weighted average common shares	172,798	171,982	172,688	171,664
FFO per share (a)	$2.13	$1.86	$7.53	$6.31

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$367,426	$319,214	$1,299,511	$1,083,996
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	6,922	5,918	28,413	24,312
Foreign currency exchange gain	(7,801)	(11,357)	(17,082)	(8,876)
Application of EITF D-42	-	12,019	-	68,875
Less: Capital expenditures to maintain real estate facilities	(15,387)	(9,095)	(71,270)	(67,737)

FAD	$351,160	$316,699	$1,239,572	$1,100,570

Distributions paid to common shareholders	$240,484	$188,542	$884,183	$751,167

Distribution payout ratio	68.5%	59.5%	71.3%	68.3%

Distributions per common share	$1.40	$1.10	$5.15	$4.40

(a)

FFO is a non-GAAP term defined by the National Association of Real Estate Investment Trusts, and generally represents net income before depreciation, gains and losses, and impairment charges with respect to real estate assets.  We present FFO and FFO per share because we consider FFO to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company.  We believe that FFO is a helpful measure of a REIT’s performance since FFO excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time.  We believe that real estate values fluctuate due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO and FFO per share are not a substitute for our cash flow or net income per share as a measure of our liquidity or operating performance or our ability to pay dividends.  Because other REITs may not compute FFO in the same manner, FFO may not be comparable among REITs.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues for:
Same Store Facilities	$432,533	$410,489	$1,703,294	$1,616,798
Non Same Store Facilities (a)	48,131	28,588	146,589	102,067
Self-storage revenues	480,664	439,077	1,849,883	1,718,865

Self-storage cost of operations for:
Same Store Facilities	100,235	102,936	478,978	485,460
Non Same Store Facilities (a)	13,970	7,792	45,108	32,181

Self-storage cost of operations	114,205	110,728	524,086	517,641

Net operating income for:
Same Store Facilities	332,298	307,553	1,224,316	1,131,338
Non Same Store Facilities (a)	34,161	20,796	101,481	69,886
Self-storage net operating income (b)	366,459	328,349	1,325,797	1,201,224
Ancillary operating revenues	32,847	30,617	131,863	123,639
Ancillary cost of operations	(10,193)	(9,107)	(41,075)	(38,263)
Depreciation and amortization	(108,927)	(92,586)	(387,402)	(357,781)
General and administrative expense	(16,691)	(12,720)	(66,679)	(56,837)
Operating income on our income statement	$263,495	$244,553	$962,504	$871,982
(a)

We have 238 additional self-storage facilities that are not Same Store Facilities.    Since January 1, 2013, we acquired 121 self-storage facilities for an aggregate of approximately $1.16 billion. Included in the table above for the three months and year ended December 31, 2013 are revenues totaling $15.0 million and $19.3 million, respectively, and cost of operations totaling $5.7 million and $7.6  million, respectively, for these 121 facilities.

(b)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.